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                                                                     EXHIBIT 5.1

                     [LETTERHEAD OF HOGAN & HARTSON L.L.P.]

                                October 12, 1999



Board of Directors
Security First Technologies Corporation
3390 Peachtree Road, NE, Suite 1700
Atlanta, GA 30326

Ladies and Gentlemen:

                  We are acting as counsel to Security First Technologies Corporation, a Delaware corporation (the "Company"), in connection with its registration statement on Form S-4, as amended (the "Registration Statement"), filed with the Securities and Exchange Commission relating to the proposed public offering of up to 32,330,682 shares of the Company's common stock, par value $0.01 per share (the "Company Common Stock"), all of which shares (the "Shares") may be issued by the Company, of which:

                  (i) up to 18,500,000 of the Shares are to be issued by the Company in connection with its acquisition of FICS Group N.V., a Belgian corporation ("FICS"), pursuant to that certain Stock Purchase Agreement II, dated as of September 21, 1999, by and among the Company, the individuals and entities listed as signatories thereto, and as may be joined by additional individuals and entities from time to time, and, for the limited purposes therein, FICS (the "FICS Stock Purchase Agreement"), and that certain Share Purchase Agreement, dated as of September 21, 1999, by and among S1 Europe Holdings N.V., a Belgian corporation and a subsidiary of the Company, the stockholders of FICS who are listed as signatories thereto, and who may be joined by additional stockholders of FICS from time to time, and, for the limited purposes therein, the Company and FICS (the "FICS Share Purchase Agreement," and together with the FICS Stock Purchase Agreement, the "FICS Agreements");

                  (ii) up to 7,481,844 of the Shares are to be issued by the Company in connection with its acquisition by merger of Edify Corporation, a Delaware corporation ("Edify"), pursuant to that certain Agreement and Plan of Merger, dated as of May 16, 1999, by and among the Company, Sahara Strategy Corporation, a Delaware corporation and a wholly owned subsidiary of the Company, and Edify (the "Edify Agreement"); and

                  (iii) up to 6,348,838 of the Shares are to be issued by the Company in connection with its acquisition by merger of VerticalOne Corporation, a Delaware corporation ("VerticalOne"), pursuant to that certain Agreement and Plan of


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Merger, dated as of September 23, 1999, by and among the Company, VerticalOne
Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of the Company, and VerticalOne Corporation (the "VerticalOne Agreement," and together with the FICS Agreements and the Edify Agreement, the "Agreements").

                  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. Section 229.601(b)(5), in connection with the Registration Statement.

                  For purposes of this opinion letter, we have examined copies of the following documents:

                  1.       An executed copy of the Registration Statement.

                  2. The Certificate of Incorporation of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

                  3. The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

                  4. Resolutions of the Board of Directors of the Company adopted at meetings held on May 16, 1999, September 19, 1999 and September 23, 1999, relating to the issuance and sale of the Shares and arrangements in connection therewith, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

                  5.       The FICS Agreements.

                  6.       The Edify Agreement.

                  7.       The VerticalOne Agreement.

                  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

                  This opinion letter is based as to matters of law solely on Delaware corporate law. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.


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                  Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares pursuant to the terms of the Agreements, and (iii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors and each of the respective Agreements, the Shares will be validly issued, fully paid, and nonassessable.

                  This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

                  We hereby consent to the filing of this opinion letter as
Exhibit 5.01 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.


                                                     Very truly yours,

                                                     /s/ HOGAN & HARTSON L.L.P.